EXHIBIT 10.1

JOINT VENTURE AGREEMENT

BETWEEN BLACKROCK ENERGY, LLC and OKMIN RESOURCES, INC.

– BLACKROCK LEASES

Blackrock Energy, LLC (Blackrock) has entered into an agreement to purchase the following oil/gas leases in Okmulgee County and Muskogee County, Oklahoma:

Chain Lease (100%)

Burke Lease (100%)

Preston Lease (100%)

Hollingsworth Lease (50%)

Goldner Lease (100%)

Peevler Lease (100%)

Anthony Lease (100%)

Calley Lease (100%)

Abbey Lease (100%)

Duffy Lease (100%)

Okmin Resources, Inc. (Okmin) desires to joint-venture with Blackrock in the purchase and development of these Blackrock leases (the “Project”). An outline of the deal structure is as follows:

1.	Okmin will make a payment of $50,000 to Blackrock upon the signing of this Joint Venture Agreement (“JV”) in exchange for 50% working interest in the leases (except for the Hollingsworth lease). Okmin and Blackrock will hold 25% working interest each in Hollingsworth. Okmin is entitled to its pro rata share of the profit from oil/gas sales.
2.	Okmin commits to provide up to $50,000 of additional funding (the “Additional Funding”) as the rehabilitation and development of the Project reasonably requires to be utilized for legal fees, electric meter fees, repairs, insurance policies, rig time and other work to enhance production from the leases in Phase I. When workflow and cash needs allow, Okmin can pay part of the Additional Funding out of its pro rata share of net profits from oil/gas sales.
3.	Blackrock will operate the leases as operator of record and will diligently manage every aspect of the leases to increase production, revenues, profits, and value. Blackrock will not charge an operator’s fee for these services but will be paid its pro rata share of net profits.
4.	Blackrock will maintain a bank account for these leases, manage the finances and will provide quarterly accounting summaries to Okmin, or possibly more frequently as reasonably requested to assist Okmin in its own reporting requirements.
5.	Blackrock will have its accounting firm generate the annual tax returns for the joint venture. Cost of the tax returns will be paid out of cash flows.
6.	Blackrock will utilize its best efforts to negotiate and obtain best pricing on all parts, labor, repairs, enhancement work and other associated costs. Blackrock will bill these expenses to Okmin within the framework of the Additional Funding “at cost” with no markup.
7.	Blackrock will have its oil/gas law firm draft a suitable Joint Operating Agreement and assignments of working interest on behalf of both Blackrock and Okmin, and the cost of this legal work will be paid by Okmin within the framework of the Additional Funding. Okmin may also have its law firm review such agreements.
8.	Both Blackrock and Okmin understand that the Additional Funding by Okmin is for Phase I work. If the venture is successful and subject to the mutual agreement of both parties, there could be a desire by both parties to continue with a Phase II round of the Project to be outlined in a future agreement. Phase II work could include additional enhancements such as water flooding, recompletions to tap “behind pipe” reserves, drilling new wells or other options.
9.	Both Blackrock and Okmin understand that oil/gas ventures can be risky and there is no guarantee of results, cash flows, or profits.

10.	Okmin and Blackrock agree to form a strategic alliance to seek out additional joint venture opportunities together beyond the Project leases.

/s/Steve Kirkpatrick 2/18/21

Steve Kirkpatrick for Blackrock Energy, LLC

/s/Jonathan Herzog 2/18/21

Jonathan Herzog for Okmin Resources, Inc.